Shawn P. Benoit
1042 Camellia Blvd. #1207 Lafayette, LA 70508

February 19, 2009

Energy & Technology, Corp. Attn: Board of Directors P.O. Box 52523
Lafayette, LA 70505

Re: Notice of Resignation

Dear Members of the Board of Directors:

I hereby respectfully tender my resignation from my position as Director of Energy & Technology, Corp, effective immediately.

Sincerely,
/s/: Shawn P. Benoit
Shawn P. Benoit

Notary: /s/: Linda R. Herbert
Linda R. Herbert # 8339
Date: 2/19/2009
My Commisison expires: @ death